LETTER AGREEMENT

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Amended and Restated Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Agreement”), RIC hereby advises you that it is creating a new fund to be named the Russell Multi-Strategy Alternative Fund (the “New Fund”). RIC desires RFSC to serve as Transfer Agent with respect to the New Fund pursuant to the terms and conditions of the Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Fund by executing this Letter Agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this      day of             , 2012.

RUSSELL FUND SERVICES COMPANY

By:
Sandy Cavanaugh
President